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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Proactive Finance Group, LLC
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        (Last)                      (First)                        (Middle)

    c/o Anthony Mariotti, Managing Member
    221 West 6th Street, Suite 1520
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                                   (Street)

        Austin                        TX                              78701
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                1/2/99
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   74-2848895
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol  DTM Corporation (DTMC)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
Common Stock            3,157,190/1/            D
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

/1/ On January 2, 1999, Proactive Finance Group, LLC ("Proactive") entered into a Stock Purchase Agreement with The B.F. Goodrich Company ("Goodrich") which provides, among other things and upon the terms and conditions set forth therein, that Goodrich will sell, and Proactive will purchase, all of Goodrich's right, title and interest in and to 3,157,190 shares of Common Stock, par value $.0002 per share, of DTM Corporation. The Stock Purchase Agreement terminates by its terms if the transactions are not consummated by February 15, 1999.

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7-96)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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

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
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                        Proactive Finance Group, LLC

                        By:      /s/ Anthony Mariotti               1/12/99
                            ---------------------------------  -----------------
                            **Signature of Reporting Person          Date
                            Anthony Mariotti, Managing Member


                                                                          Page 2
                                                                 SEC 1473 (7-96)